Exhibit 99.3

CONSENT OF JONATHAN GINNS

ACON S2 Acquisition Corp., (the “Company”) intends to file a Registration Statement on Form S-l (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director.

September 9, 2020

By:	/s/ Jonathan Ginns
Name: Jonathan Ginns

[Signature Page to ACON S2 Acquisition Corp. - Consent to being named in S-1]